Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Shell Company Report of Heramba Electric PLC on Form 20-F of our report dated July 29, 2024, with respect to our audits of the combined financial statements of Kiepe Electric Group as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021. Our report includes an explanatory paragraph as to Kiepe Electric Group’s ability to continue as a going concern and an emphasis of matter paragraph relating to the basis of combination to the combined financial statements. We also consent to the reference to our Firm under the heading “Statement by Experts” in the Shell Company Report on Form 20-F.

/s/ UHY LLP

Melville, NY
August 2, 2024